Exhibit 99.1

                            For Information Contact:
                                   John Roblin
                      President and Chief Executive Officer

                           Cover-All Technologies Inc.
       announces acquisition of 2,500,000 shares of Cover-All common stock following default by Care on Note

FAIR LAWN, NJ - January 16, 2001 - Cover-All Technologies Inc. (OTC Bulletin Board-COVR.OB and PHLX-COVR) (the "Company") today announced that it had acquired 2,500,000 shares of the Company's common stock, $.01 par value per share, formerly owned by Care Corporation Limited ("Care"). This action followed Care`s default on its obligation to pay to the Company its semi-annual principal payment owed under its promissory note dated March 31, 1998. Care failed to make the scheduled payment of $250,000 and, accordingly, the Company has exercised its right to accelerate all remaining amounts due under the note, which totals $2,250,000.

Under the terms of the Pledge Agreement between the Company and Care, the Care note is secured by a pledge of Care's entire holding of 2,500,000 shares of the Company's common stock. The Pledge Agreement also provides that in the event of a default by Care, the Company may only look to and proceed against Care's 2,500,000 shares of the Company's common stock for payment under the note. Accordingly, the Company today has transferred and is registering in its name the 2,500,000 shares of the Company's common stock pledged by Care.

Mark Johnston, the Company's Chairman and Interim Chief Financial Officer, is an executive director of Care and owns a majority of the interests in Care. Care was the Company's single largest shareholder at the time of the default. Mr. Johnston, through the trusts Software Investments Limited and Vault Management Limited, continues to control the largest number of shares of the Company's common stock.

John Roblin, President and Chief Executive Officer of the Company, stated, "We are disappointed that Care has defaulted on its note to the Company. They have paid us $2,750,000 in cash under the note since March 1998 and now will have to forfeit their ownership of all of their pledged shares."

"The Company's acquisition of 2,500,000 shares will result in a 14% decrease in the number of outstanding shares."

"While the Company's asset base and cash flow will be negatively impacted, the Company has made significant progress during the past year on its goal of keeping operating cash requirements below cash revenues. I am confident that this goal is still achievable in 2001 without the defaulted Care note payments."


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"The Company also does not expect Care's default to significantly affect its ability to achieve its business plan for 2001. Demand for our rating and issuance software continues to be strong and we saw our existing customer base grow to more than 75 in 2000. We are also introducing a number of new products into the marketplace in the first half of 2001 including new, customizable Internet capabilities such as "Quick Quote" and other features that will appeal to existing and potential customers."

Utilizing the latest thin client and relational database technology, Cover-All Technologies Inc. specializes in providing Internet-enabled strategic policy and premium software solutions in the property and casualty insurance industry. More information may be obtained from the Company's web site at www.cover-all.com.

Statements in this press release, other than statements of historical information, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks which may cause the Company's actual results in future periods to differ materially from expected results. Those risks include, among others, risk associated with increased competition, customer decisions, delays in productivity programs and new product introductions, and other business factors beyond the Company's control. Those and other risks are described in the Company's filings with the Securities and Exchange Commission ("SEC") over the last 12 months, copies of which are available from the SEC or may be obtained upon request from the Company.


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